5
1
<SROS>NYSE
<REPORTING-OWNER>
  0001205626
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  Allied Capital Corporation
  3906
  <IRS-NUMBER>52-1081052
</SUBJECT-COMPANY>
<PERIOD>12/31/02
5
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   Somer, Scott
   6231 Cheryl Drive


   Falls Church, VA  22044
2. Issuer Name and Ticker or Trading Symbol
   Allied Capital Corporation (ALD)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Vice President-Acctg
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                  12/31/02    R        34            A  $21.0000     485            D  Direct
Common Stock                                                                                     573            I  by 401K
Common Stock                                  12/31/02    R        17            A  $21.4100     257            I  by IRA

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $17.7500                                                                                12/30/09
to buy)
Incentive Stock Option (right  $21.5200                                                                                12/13/12
to buy)
Incentive Stock Option (right  $21.5900                                                                                09/20/11
to buy)
Non-Qualified Stock Option     $21.5200                                                                                12/13/12
(right to buy)
Non-Qualified Stock Option     $21.5900                                                                                09/20/11
(right to buy)
Incentive Stock Option (right  $16.8130                                                                                05/26/10
to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock Option (right            Common Stock                   2,000                     2,000         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   4,646                     4,646         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   9,218                     9,218         D   Direct
to buy)
Non-Qualified Stock Option               Common Stock                   66,943                    66,943        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   11,639                    11,639        D   Direct
(right to buy)
Incentive Stock Option (right            Common Stock                   7,500                     7,500         D   Direct
to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ Somer, Scott
DATE 02/05/03